Exhibit 10.33

CONFIDENTIAL TREATMENT

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [*], HAS BEEN FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Execution Copy

CYSTIC FIBROSIS PROGRAM RELATED INVESTMENT AGREEMENT

by and between

Corbus Pharmaceuticals, Inc.

and

Cystic Fibrosis Foundation

Cystic Fibrosis Program Related Investment Agreement

- i -

Exhibits

Exhibit A – Development Plan

Exhibit B – Budget and Milestone Payments

Exhibit C - CFF Patents

Exhibit D – Warrants to CFF

- ii -

PROGRAM RELATED INVESTMENT AGREEMENT

This Agreement (this “Agreement”) is made on this 26th day of January, 2018 (the “Effective Date”) by and between Corbus Pharmaceuticals, Inc. (“Corbus”), a Delaware corporation, with its principal office at 100 River Ridge Drive, Norwood, MA 02062, and Cystic Fibrosis Foundation (“CFF”), a nonprofit corporation with its principal offices at 4550 Montgomery Ave, Bethesda, Maryland, 20814. Corbus and CFF are each a “Party,” and, collectively, the “Parties.”

WHEREAS, CFF’s principal charitable mission is the discovery and development of drugs to cure or mitigate Cystic Fibrosis, to which CFF brings significant scientific, human resources and financial support; and

WHEREAS, Corbus is developing Lenabasum for the treatment of rare, chronic and serious inflammatory and fibrotic diseases including (i) systemic sclerosis (ii) Cystic Fibrosis (iii) dermatomyositis and (iv) systemic lupus erythematosus; and

WHEREAS, Corbus desires to prepare for and conduct a Phase 2 Clinical Trial for Lenabasum in cystic fibrosis patients; and

WHEREAS, CFF desires to provide an Award to fund the Phase 2 Clinical Trial on the terms and conditions set forth in this Agreement and Corbus desires to accept the Award;

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I – DEFINITIONS

For purposes of this Agreement, the terms defined in this Article 1 shall have the following meanings whether used in their singular or plural forms. Use of the singular shall include the plural and vice versa, unless the context requires otherwise:

1.1 “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly, by itself or through one or more intermediaries, controls, or is controlled by, or is under direct or indirect common control with, such Person. The term “control” as used in this Section 1.1 means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Control will be presumed if one Person owns, either of record or beneficially, more than fifty percent (50%) of the voting stock of any other Person.

1.2 “Agreement” means this agreement, together with all appendices, exhibits and schedules hereto, and as the same may be amended or supplemented from time to time hereafter by a written agreement duly executed by authorized representatives of each Party hereto.

1.3 “Applicable Laws” shall mean the applicable laws of any jurisdiction which are applicable to any of the Parties or their respective Affiliates in carrying out activities hereunder or to which any of the Parties or their respective Affiliates in carrying out the activities hereunder is subject, and shall include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, policies, directions, directives and orders of any statutory authority, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions.

1.4 “Approval” shall mean all approvals from the relevant Regulatory Authority in a given country necessary to market and sell a pharmaceutical product in such country, including pricing and reimbursement approvals if required for marketing or sale of such product in such country.

1.5 “Approval Date” shall mean the date on which an Approval is granted by a relevant Regulatory Authority for the Product.

1.6 “Award” shall mean the total amount of funding CFF provides to Corbus pursuant to this Agreement, provided that the Award shall not exceed Twenty-Five Million Dollars ($25 million).

1.7 “Budget” shall mean the total amount of monies estimated and agreed to by the Parties for the costs and expenses of the Phase 2 Clinical Trial as set forth in the Development Plan as shown on Exhibit B, which (a) may be amended from time to time solely upon the mutual written agreement of the Parties, and (b) shall detail the projected allocation and use of: the funds to be paid by CFF to Corbus with respect of the Award.

1.8 “CFF” shall have the meaning set forth in the preamble of this Agreement.

1.9 “CFF Designees” shall have the meaning set forth in Section 2.4.1.

1.10 “CFF Indemnitee” shall have the meaning set forth in Section 7.1.

1.11 “CFF Patents” shall mean any Patents Controlled by CFF or its Affiliates relating to the Phase 2 Clinical Trial and directed to a CFF Sole Invention which CFF Patents are set forth on Exhibit C.

1.12 “CFF Sole Invention” shall have the meaning set forth in Section 8.1.

1.13 “Change of Control” shall mean the consummation of a transaction, whether in a single transaction or in a series of related and substantially contemporaneous transactions, constituting (i) a merger, share exchange or other reorganization, (ii) the sale by one or more stockholders of a majority of the voting power of Corbus, or (iii) a sale of all or substantially all of the assets of Corbus (or that portion of its assets related to the subject matter of this Agreement), in which the stockholders of Corbus immediately prior to such transaction do not own a majority of the voting power of the acquiring, surviving or successor entity, as the case may be, provided that a Change of Control shall not include a bona fide financing transaction for the benefit of Corbus (i.e. in which Corbus raises capital for general working or business purposes) in which voting control of Corbus transfers to one or more persons who acquire shares of Corbus and the existing Corbus shareholders receive no consideration directly or indirectly in connection with the transaction.

1.14 “Commercially Reasonable Efforts” shall mean the level of effort, expertise and resources that is substantially and materially consistent with industry standards for companies of similar size and financial resources to develop and commercialize the Product, provided such effort is technically and commercially feasible, devoting the degree of attention and diligence to such efforts that are substantially and materially consistent with industry standards for a product at a comparable stage of development with similar market potential, and taking into account, with limitation issues of safety and efficacy, proprietary position, the regulatory environment, and other relevant scientific and commercial factors for companies of similar size and financial resources.

1.15 “Confidential Information” shall have the meaning set forth in Section 5.1.1.

1.16 “Controlled” (except in the context of Section 1.1) shall mean the legal authority or right of a Party hereto to grant a license or sublicense of intellectual property rights to another party, without breaching the terms of any agreement with a Third Party.

1.17 “Corbus Designees” shall have the meaning set forth in Section 2.4.1.

1.18 “Corbus Patents” shall mean any Patents Controlled by Corbus or its Affiliates claiming Corbus Development Plan Technology and directed to a Corbus Sole Invention.

1.19 “Corbus Sole Invention” shall have the meaning set forth in Section 8.1.

1.20 “Cystic Fibrosis” or “CF” shall mean any one and/or all of the human diseases commonly known as cystic fibrosis.

1.21 “Default” shall have the meaning set forth in Section 9.2.

1.22 “Development Plan” shall mean the Development Plan attached hereto in Exhibit A, which shall cover the work performed under the Agreement until the Development Plan Completion Date.

1.23 “Development Plan Technology” shall mean all intellectual property, data, technical information, know-how, inventions (whether or not patented), trade secrets, laboratory notebooks, processes and methods at any time discovered or developed in the performance of the Development Plan under this Agreement.

1.24 “Development Plan Completion Date” shall mean the date on which the last milestone specified in Exhibit B has been completed.

1.25 “Discloser” shall have the meaning set forth in Section 5.1.2.

1.26 “Disposition Royalty” shall have the meaning set forth in Section 4.2.3.

1.27 “Disposition Transaction” shall have the meaning set forth in Section 4.2.3.

1.28 “Dispute” shall have the meaning set forth in Section 11.2.1.

1.29 “Dollars” shall have the meaning set forth in Section 3.1.1.

1.30 “Effective Date” shall mean the date set forth in the first paragraph of this Agreement.

1.31 “FDA” shall mean the United States Food and Drug Administration, or any successor agency having regulatory jurisdiction over the manufacture, distribution and sale of drugs in the United States, and its territories and possessions.

1.32 “Field” shall mean the use of the Product for the treatment or prevention of Cystic Fibrosis, asbestosis, bronchiectasis, byssinosis, chronic bronchitis/COPD hypersensitivity pneumonitis, pneumoconiosis, primary ciliary dyskinesia, sarcoidosis and silicosis.

1.33 “First Commercial Sale” shall mean the first sale of a Product by Corbus or an Affiliate, licensee, sublicensee, transferee or successor of Corbus in a country in the Territory following Approval of the Product in that country or, if no such Approval or similar marketing approval is required, the date upon which a Product is first commercially sold in that country in an arms-length transaction. For clarity, the supply of a Product as part of a compassionate use or sampling program shall not constitute a First Commercial Sale.

1.34 “GAAP” shall mean generally accepted accounting principles consistently applied.

1.35 “IND” shall mean the investigational new drug application filed with respect to a Product with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto.

1.36 “Interest” shall mean the Prime Rate plus five (5) percentage points.

1.37 “Joint Invention” shall have the meaning set forth in Section 8.1.

1.38 “Joint Patents” shall mean any Patents Controlled by Corbus and CFF or their respective Affiliates claiming Development Plan Technology and directed to a Joint Invention.

1.39 “Losses” shall have the meaning set forth in Section 7.1.

1.40 “Major Market” shall mean Canada, Israel, any member country of the European Union, and the United Kingdom (if it ceases to be a member of the European Union).

1.41 “Net Sales” shall mean the gross amounts invoiced for sales or other dispositions of the Product to Third Parties (excluding, for the avoidance of doubt, any sales to Related Parties for resale), less the following deductions actually incurred, allowed, paid, accrued or otherwise specifically allocated to sales of Product in the Field and for Non-Field Indications (as applicable) less: (a) customary trade discounts, including trade, cash and quantity discounts or rebates credits or refunds, actually allowed or taken; (b) credits or allowances actually granted or made for rejection of or return of previously sold Products in the Field or Non-Field Products (as applicable), including recalls, or for retroactive price reductions and billing errors or for stocking allowances; (c) governmental and other rebates (or credits or other equivalents thereof) actually granted to managed health care organizations, commercial insurance companies, pharmacy benefit managers (or equivalents thereof), distributors, national, state/provincial, local, and other governments, their agencies and purchasers, and reimbursers, or to trade customers; (d) reasonable fees paid to wholesalers, distributors, selling agents (excluding sales representatives of the Selling Party), group purchasing organizations, Third Party payors, other contractees and managed care entities, in each case with respect to the Product in the Field or Non-Field Indications (as applicable); (e) charges separately invoiced for freight, insurance, transportation, postage and handling; (f) taxes, custom duties or other governmental charges (including any tax such as a value added or similar tax or government charge but excluding what is commonly known as income tax) levied on or measured by the billing amount for Products in the Field or Non-Field Indications (as applicable), as adjusted for rebates and refunds; (g) bad debts or provision for bad debts deductions actually written off during the applicable accounting period; and (h) any other specifically identifiable amounts included in the Product’s gross invoice price that should be credited for reasons substantially equivalent to those listed above; all as determined in accordance with the selling Party’s usual and customary accounting methods, which are in accordance with GAAP. In no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

In the case of any sale or other disposal for value, such as barter or counter-trade, of any Product, or part thereof, other than in an arm’s length transaction exclusively for money, Net Sales shall be calculated as above on the value of the consideration received.

1.42 “Non-Field Product” shall mean any pharmaceutical composition or preparation (in any and all dosage forms) in final form containing Lenabasum or any derivative thereof that is approved or being developed for a Non-Field Indication. For clarity, different formulations or dosage strengths of a given Non-Field Product shall be considered the same Non-Field Product for purposes of this Agreement. In addition, the Parties acknowledge that the same product may be both a Product for use in the Field and a Non-Field Product (i.e., where such product has more than one indication such that it is for use in the Field and for Non-Field Indications).

1.43 “Non-Field Indication” shall mean the treatment or prevention of any disease in humans other than those in the Field.

1.44 “Non-Publishing Party” shall have the meaning set forth in Section 6.

1.45 “Party(ies)” shall have the meaning set forth in the preamble of this Agreement.

1.46 “Patents” means all existing patents and patent applications and all patent applications hereafter filed, including any continuation, continuation-in-part, division, provisional, priority, or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

1.47 “Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.48 “Phase 2 Clinical Trial” shall mean a multicenter, randomized, double blind, placebo-controlled Phase 2 clinical trial to evaluate the efficacy and safety of Lenabasum in the treatment of cystic fibrosis which shall be conducted pursuant to the Development Plan.

1.49 “Prime Rate” shall mean the average prime rate published in the Wall Street Journal during the relevant period (calculated by dividing (a) the sum of the prime rates for each of the days during the relevant period, by (b) the number of days in the relevant period).

1.50 “Prior Agreement” shall mean the agreement of April 9, 2015 entered into by the Parties.

1.51 “Product” means Lenabasum in any form, dosage or preparation in finished form, and any derivative thereof.

1.52 “Project Advisory Group” or “PAG” shall have the meaning set forth in Section 2.4.1.

1.53 “Publishing Party” shall have the meaning set forth in Article VI.

1.54 “Recipient” shall have the meaning set forth in Section 5.1.2.

1.55 “Recipient Notice Requirement” shall have the meaning set forth in Section 5.1.3.

1.56 “Regulatory Authority” shall mean any country, federal, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or other jurisdiction.

1.57 “Results” shall have the meaning set forth in Article VI.

1.58 “Securities Regulatory Authority” shall have the meaning set forth in Section 5.1.3.

1.59 “Share Election” shall have the meaning set forth in Section 4.2.1.

1.60 “Territory” shall mean worldwide.

1.61 “Third Party” shall mean any Person which is not a Party or an Affiliate of any Party to this Agreement.

1.62 “Trading Day” shall mean any day in which the stock exchange on which Corbus shares are regularly traded is open.

ARTICLE II – DEVELOPMENT PLAN

2.1 Commencement; Objective. The objective of the Phase 2 Clinical Trial will be to establish clinical proof of principal and to obtain sufficient information of the Product’s safety and efficacy in the Field to permit the design of further clinical studies and that would satisfy the requirements of 21 CFR 312.21(b). Corbus shall be solely responsible for the conduct of the Phase 2 Clinical Trial as set forth in the Development Plan. CFF shall provide the financial support hereinafter specified, consultation and advice as provided herein through its participation on the PAG as provided below.

2.2 Duration of the Development Plan. The Development Plan shall commence on the Effective Date and shall conclude on the Development Plan Completion Date, unless extended by mutual agreement of the Parties, or unless earlier terminated in accordance with the provisions of Article IX hereof.

2.3 Development Diligence.

2.3.1 Generally. Corbus shall use Commercially Reasonable Efforts to conduct the Phase 2 Clinical Trial pursuant to the Development Plan. In furtherance of the foregoing, and in accordance with the terms and conditions of this Agreement (including, without limitation, Section 2.3.2 below), Corbus shall commit (i) the level of staffing required by the Development Plan, with such staff that possess the necessary experience, training and scientific expertise in order for Corbus to fulfill its obligations hereunder, and (ii) the infrastructure (e.g., laboratories, offices, equipment and facilities) required by the Development Plan.

2.3.2 Obligations of Corbus. Subject to the terms and conditions of this Agreement, and without limiting the generality of Section 2.3.1 above, Corbus shall be solely responsible for the sponsorship, conduct and oversight of the Phase 2 Clinical Trial as set forth in the Development Plan, which such responsibilities shall include, without limitation, utilizing Commercially Reasonable Efforts to perform its obligations hereunder and complete the Phase 2 Clinical Trial in a timely fashion so as to enable the possibility of further development and commercialization of the Product in the Field in accordance with Section 4.1; and responding to all reasonable requests and inquiries of CFF for information in possession of Corbus regarding any of the subject matter hereof.

2.4 Project Advisory Group.

2.4.1 Composition and Purposes. During the term of the Development Plan, a Program Advisory Group (“PAG”) shall facilitate communication between the Parties, and make recommendations, with respect to the Development Plan. The PAG shall consist of four (4) members, two (2) of whom shall be designated by Corbus (the “Corbus Designees”), and two (2) of whom shall be designated by CFF (the “CFF Designees”). Each Party (i) shall select a Program Coordinator from among its designees to the PAG (who may be changed at any time or from time to time by such Party), and (ii) may change any of its designees to the PAG at any time or from time to time. The Program Coordinator of Corbus shall serve as the Chairperson of the PAG.

Without limiting the generality of the foregoing, the PAG shall:

(a) consider, review, reevaluate and discuss the Development Plan, evaluate any proposed revisions or modifications by either Party to the Development Plan, and give its recommendations regarding any proposed amendments to the Development Plan;

(b) monitor the progress of the Development Plan, and make recommendations to Corbus’s team as needed on next steps to implement the Development Plan; and

(c) determine that the Award has been used as set forth in the Development Plan.

The PAG shall terminate on the First Commercial Sale of a Product in the Field or in the event Corbus determines to discontinue development of the Product for use in the Field.

2.4.2 Meetings. The PAG shall meet no less frequently than once in each three (3) month period; provided, however, that the PAG may meet more or less frequently upon mutual agreement of the Program Coordinators. The first meeting of the PAG shall be held within ninety (90) days of the Effective Date. Meetings of the PAG shall be held at such times and locations as may be mutually agreed by the Program Coordinators, which times and locations shall be communicated in writing (including, without limitation, by email) to the other members of the PAG with reasonable advance notice of the meeting. At least one (1) Corbus Designee and one (1) CFF Designee shall be required to participate in a meeting for such meeting to be deemed a quorum. So long as a quorum is present at a meeting, the PAG may make, or decide to make, recommendations to Corbus, or take, or decide to take, such actions as are within the scope of the PAG’s authority hereunder. Members of the PAG may attend each meeting either in person or by means of telephone or other telecommunications device that allows all participants to hear and speak at such meeting simultaneously. At least ten (10) business days prior to each meeting, Corbus shall deliver (including by email) to CFF a written report detailing the progress made on the Development Plan since the last meeting of the PAG. Within twenty (20) days after the date of each meeting, the Corbus Designees shall prepare and deliver (including by email) to the CFF Designees written minutes of such meeting setting forth in detail all discussions and/or recommendations of the PAG made at such meeting, which such minutes shall be subject to the prior approval of CFF’s Program Coordinator.

2.4.3 Discussions/Recommendations. As a general matter, and except as otherwise provided for herein, the PAG shall discuss the items set forth in Section 2.4.1, make unanimous, non-binding recommendations to Corbus as a result of such discussions, and facilitate communication between the Parties with respect to the Development Plan.

2.4.4 Expenses. Each Party shall pay its own expenses (including travel and lodging expenses) incurred in connection with its participation on the PAG.

2.5 Delivery of Information to the PAG. Corbus shall deliver to each PAG member such information and other data as soon as practicable following its availability as is necessary to facilitate mutual understanding of the status of, and developments relating to, the Development Plan.

ARTICLE III – AWARD PAYMENTS; RECORDS

3.1.1 Award Grant and Payments. In accordance with the terms, and subject to the conditions, set forth in this Agreement, CFF hereby grants the Award to Corbus and Corbus accepts such Award. Corbus shall send invoices in United States Dollars (“Dollars”) to CFF for payment of the Award in accordance with the milestones set forth in Exhibit B. CFF shall pay amounts invoiced by Corbus within [*] days of the receipt of the invoice for amounts expended in accordance with the Budget and milestone schedule. Except as expressly provided in Sections 4.2.1 (a) and (b), all payments to be made hereunder (including, without limitation, pursuant to Article IV) shall be made in Dollars and, at the option and direction of the receiving party, shall be made by cashier’s or certified check or by wire transfer of immediately available funds.

3.1.2 Limitations. Notwithstanding Section 3.1.1 above or any contrary provision contained herein, CFF shall not be required to make any payment or additional payment in respect of the Award:

(a) To the extent amounts paid hereunder would exceed of Twenty-Five Million Dollars ($25 million);

(b) unless at the time such payment is due, the Development Plan is in material compliance with all Applicable Laws;

(c) upon the occurrence and/or during the continuance of any uncured default and/or any material breach by Corbus of any of its covenants or obligations under this Agreement (including, without limitation, Corbus’s obligations under Sections 3.1.3 and 3.1.4 below);

(d) if a case or proceeding (i) under the bankruptcy laws of the United States, or relevant non-U.S. law, now or hereafter in effect is filed against Corbus or all or substantially all of its assets and such petition or application is not dismissed within sixty (60) days after the date of its filing or Corbus shall file any answer admitting and not contesting such petition, or (ii) under the bankruptcy laws of the United States, or relevant non-U.S. law, now or hereafter in effect or under any insolvency, reorganization, receivership, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or equity) is filed by Corbus for all or substantially all of its assets; and/or

(e) if this Agreement is terminated by either Party in accordance with Article IX.

3.1.3 Budget. Corbus hereby covenants and agrees to use the Award funds provided by CFF to Corbus hereunder to fund the Phase 2 Clinical Trial in accordance with the Budget (including, without limitation, making applicable payments to subcontractors and vendors) and Development.

3.1.4 Competition. Corbus hereby agrees and acknowledges that nothing contained herein shall restrict or prevent CFF’s ability to provide funding to, or take any other action with respect to, any Person that competes with a Product, the business, operations, and/or Development Plan of Corbus; and Corbus hereby waives any claim against CFF with respect to any such competing activities; provided, however, that CFF shall use Corbus Confidential Information only in accordance with the provisions of this Agreement, and Corbus does not waive any claims relating to use or misuse of Corbus Confidential Information not in accordance with this Agreement.

3.2 Records; Reporting Obligations; Audits.

3.2.1 Records. Corbus shall prepare and maintain complete and accurate books and records in connection with the Development Plan in accordance with GAAP (including financial records of expenditures under the Award) and the development and commercialization of any Product, and shall keep all such books and records in a manner that is consistent with its document retention policy. CFF shall have the right to inspect such books and records at the offices of Corbus during normal business hours.

3.2.2 Response to Inquiries. Corbus personnel (including, without limitation, licensees, sublicensees, transferees, successors and subcontractors) shall be available to discuss (whether in person or via telephone) with CFF the books and records and/or reports delivered by Corbus to CFF at such time or times as CFF may reasonably request.

3.2.3 Audit. At the request of CFF, from time to time prior to the first anniversary of the Development Plan Completion Date, Corbus shall permit agents of an independent, certified public accounting firm appointed by CFF, upon reasonable notice, but not more often than once a year, to audit and examine such books and records of Corbus as may be necessary for verifying Corbus’s compliance with the terms and conditions hereunder. Any and all records audited and examined by agents of such accounting firm shall be deemed Corbus’s Confidential Information. CFF shall pay the costs of such audit and examination of the books and records of Corbus, provided, however, that, if such audit and examination reveal a material breach of this Agreement or a material discrepancy with respect to other information previously provided by Corbus to CFF, then the costs of such audit and examination shall be borne by Corbus and Corbus shall reimburse CFF for all of the costs and expenses incurred by CFF in connection with such audit and examination.

3.2.4 Reports; Notices. Corbus shall furnish to CFF the following reports and/or notices:

(a) As soon as practicable, and in any event within sixty (60) days after the end of each calendar quarter (including the calendar quarter ending December 31), financial reports which describe the use of the Award funds (including, without limitation, a detailed breakdown of the actual costs of the Development Plan and how such Award funds have been allocated and in fact used in respect of the Development Plan), the progress made toward achieving the purposes of the Development Plan, and the development of any Product, and any other information in possession of Corbus that CFF reasonably requests.

(b) As soon as practicable after the Development Plan Completion Date, a closing report customary for a Development Plan at such stage of development which shall (i) be prepared by Corbus or a Corbus-approved Third Party, (ii) be reasonably satisfactory to CFF, and (iii) set forth Corbus’s final analysis, summary tables, data listings, results and conclusions from the Development Plan and such other information and materials as CFF may reasonably request.

(c) As soon as practicable, and in any event within sixty (60) days after January 1 and June 1 of each fiscal year following the Development Plan Completion Date, progress reports and status updates on Corbus’s activities with respect to the Development Plan Technology and/or a Product including, without limitation, the development and/or commercialization of any Products, Corbus’s compliance with the terms of this Agreement, and any other information that CFF reasonably requests. Corbus shall include the requirements of this Section 3.2.4(c) in any agreements with sublicensees relating to the development and/or commercialization of any Products.

ARTICLE IV – COMMERCIALIZATION; ROYALTIES

4.1 Development and Commercialization of a Product

4.1.1 Development and Commercialization of a Product. Corbus shall use Commercially Reasonable Efforts to develop and commercialize the Product in the United States and in one of the other Major Markets; provided however that nothing contained herein shall require Corbus to initiate any other clinical trials (other than the Phase 2 Clinical Trial described herein) for the Product in the Field.

4.1.2 Commercialization of Product. Corbus and/or its Affiliates, licensees, sublicensees, transferees and successors shall have the exclusive rights to develop, commercialize, market, sell and distribute any or all Products throughout the Territory.

4.2 Royalties. Corbus shall make the following payments to CFF:

4.2.1 Approval Royalties. Corbus shall make the following royalty payments to CFF in the event of the following Approvals:

(a) A royalty payment equal to one and one-half (1.5) times the amount of the Award, such royalty to be paid by Corbus to CFF within sixty (60) days of the first Approval of the Product in the United States; and

(b) A royalty payment equal to one and one-half (1.5) times the amount of the Award such royalty to be paid by Corbus to CFF within sixty (60) days of the first Approval of the Product in a Major Market.

The first milestone payment due under Section 4.2.1(a) or (b), as the case may be, may be made in cash or, at Corbus’s election, made by notice to CFF within ten (10) days after such Approval, in Corbus shares (the “Share Election”), provided, however, that the Share Election shall no longer be applicable after a Change of Control. If Corbus makes the Share Election: (i) such payment shall be made to the extent available in registered Corbus common shares that can be sold by CFF on the stock exchange on which Corbus is customarily traded immediately following such transfer of shares to CFF or (ii) if such registered shares are not available, Corbus shall register such shares within sixty (60) days of the Share Election. The Corbus shares transferred to CFF as a result of the Share Election shall be determined in accordance with the following sentence to be of equal value to the cash payment otherwise due. If Corbus makes the Share Election, the number of shares transferred to CFF shall be determined by (A) dividing an amount equal to 1.5 times the Award by (B) the average share price of Corbus shares determined by adding the closing prices of Corbus shares on each of the five (5) Trading Days prior to the relevant Approval plus the closing prices of Corbus shares on the Approval date and each of the four (4) Trading Days thereafter, and dividing such sum by ten 10; provided that, if the Approval date is not a Trading Day, the fifth (5th) Trading Day after the Approval date shall be used for purposes of the foregoing calculation; and further provided, if Corbus must register the Shares after the Share Election, and if the shares on the effective date of their registration have a lower market value on the date such shares are registered than the average price calculated in accordance with (B) above, Corbus shall transfer such additional registered shares to CFF on the effective date of such registration as are necessary to provide CFF with a payment equal to such average.

4.2.2 Royalty on Net Sales. Corbus shall pay to CFF:

(a) A royalty equal to two and one-half percent (2.5%) of Net Sales of the Product in the Field within sixty (60) days after any quarter in which such Net Sales occur; and

(b) A royalty equal to one percent (1.0%) of the Net Sales of Non-Field Products within sixty (60) days after any quarter in which such Net Sales occur.

4.2.3 Disposition Payment. A royalty equal to ten percent (10%) of any amount Corbus and its shareholders receive in connection with the license, sale, or other transfer to a Third Party of the Product and/or Development Plan Technology (a “Disposition Royalty”) and a Change of Control (collectively, a “Disposition Transaction”), whether such amounts are received by Corbus upfront, in subsequent milestone payments, or other payment prior to the First Commercial Sale, provided, however, that the Disposition Royalty shall not exceed five (5) times the amount of the Award, and shall be credited against the royalties on Net Sales otherwise due under Section 4.2.2 until the full amount of the Disposition Payment has been offset against such royalties . The Disposition Payment[s] shall be made to CFF with sixty (60) days after Corbus receives any amount attributable to a Disposition Transaction. Corbus shall notify CFF promptly of any Disposition Transaction.

4.3 Warrants. In addition to the royalties specified in Section 4.2, Corbus Pharmaceuticals Holdings, Inc. hereby awards to CFF warrants entitling CFF upon exercise to one-million (1,000,000) Corbus common shares. Such warrants shall be subject to the terms specified in Exhibit D to this Agreement.

4.4 Sales Reports.

4.4.1 Reports. Commencing upon Approval of a Product and ending upon the last payment of all royalties under Section 4.2.2, within sixty (60) days after the end of each quarter, Corbus shall furnish or cause to be furnished to CFF a written sales report or reports covering the relevant period setting forth in detail the Net Sales of Product during such period divided into sales inside the Field and for Non-Field Indications. With respect to sales of Products invoiced in Dollars, the Net Sales amounts and the amounts due to CFF hereunder shall be expressed in Dollars. With respect to sales of Products invoiced in a currency other than Dollars, the Net Sales and amounts due to CFF hereunder shall be expressed in the domestic currency of the party making the sale, together with the Dollar equivalent of the amount payable to CFF, calculated by translating foreign currency sales into Dollars in accordance with Corbus’s accounting policies. If any licensee or sublicensee makes any sales invoiced in a currency other than its domestic currency, the Net Sales shall be converted to its domestic currency in accordance with the licensee’s or sublicensee’s normal accounting principles. Corbus shall keep accurate records in sufficient detail to enable the amounts due hereunder to be determined and to be verified by CFF.

4.4.2 Independent Accountant. Upon the written request of CFF, at CFF’s expense and not more than one time in the twelve (12) month period following the receipt by CFF of the report required under Section 4.4.1, Corbus shall permit an independent accountant selected by CFF to have access during normal business hours to those records of Corbus as may be reasonably necessary to verify the accuracy of the report furnished by Corbus pursuant to this Section 4.4. CFF shall pay the cost of any such examination, provided, however, that if such examination determines that actual Net Sales were five percent (5%) or greater than the amount reported by Corbus to CFF, in addition to promptly paying CFF for any additional royalty then due, Corbus shall reimburse CFF for its reasonable and documented expenses associated with such examination.

4.4.3 Interest. In case of any delay in payment by Corbus to CFF not occasioned by force majeure in accordance with Section 11.4, Interest shall be calculated from the tenth (10th) day after the date upon which the applicable payment first becomes due from Corbus.

4.5 Transferee Liability. In the event of a license, sale or other transfer of the Product and/or Development Plan Technology, Corbus shall cause the licensee, buyer or other transferee to agree to be jointly and severally liable with Corbus for the royalties specified in Section 4.1 and 4.2, and failing that, such license, sale or other transfer shall be null and void.

ARTICLE V – CONFIDENTIALITY

5.1 Confidentiality.

5.1.1 Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean all information Recipient received from the Discloser in connection with this Agreement, including (a) the financial terms of this Agreement and any other terms of this Agreement that a Party believes disclosure of which would be harmful to it, and (b) any other trade secrets, confidential or proprietary information, or any other knowledge, information, data, reports, documents or materials, owned, developed or possessed by Discloser(as defined below) whether in tangible or intangible form, the confidentiality of which Discloser takes reasonable measures to protect. “Confidential Information” shall not, however, include any information of Discloser that: (a) is already known to Recipient (as defined below) at the time of its disclosure; (b) becomes publicly known through no wrongful act of Recipient; (c) is received from a Third Party free to disclose it to Recipient and without any obligations to Discloser to keep confidential; (d) is independently developed by Recipient without use of the Confidential Information; or (e) is communicated to a Third Party without confidentiality requirements with express written consent of Discloser.

5.1.2 Non-Disclosure. During the term of this Agreement and for a period of five (5) years thereafter, each Party (“Recipient”) shall hold all Confidential Information it receives or received from the other Party (“Discloser”) in strict confidence, and, other than as provided herein or without first obtaining the prior written consent of Discloser, Recipient shall not disclose any Confidential Information of Discloser to any Person, except to directors, officers, employees, consultants, committee members, volunteers, contractors, subcontractors, licensees, sublicensees, accountants or counsel of Recipient who have a need to know, who are subject to terms of confidentiality that are no less stringent than such confidentiality terms under this Agreement and who have been informed of the confidential nature of the information. Recipient shall use not less than a reasonable degree of care to protect such Confidential Information of Discloser.

5.1.3 Required Disclosure. Notwithstanding Section 5.1.2 above, Recipient’s disclosure of Confidential Information shall not be prohibited if such disclosure is required by a legally binding requirement; provided, however, that, Recipient shall have first given prompt notice to Discloser of any possible requirement and Discloser shall have been afforded a reasonable opportunity to prevent or limit such disclosure (the “Recipient Notice Requirement”); provided, further, that the Recipient Notice Requirement shall not apply to proceedings which, by applicable law, are of a nature that the existence of such proceedings may not be disclosed or made public in which case Recipient shall take all legally available measures to minimize or avoid the public disclosure of Discloser Confidential Information. In the event that Recipient discloses any Discloser Confidential Information pursuant to the immediately preceding sentence, Recipient shall cooperate with Discloser, at Discloser’s sole cost and expense, in the prosecution of any appeal that Discloser decides to pursue. For any disclosures of this Agreement required by the Securities and Exchange Commission or other body regulating Corbus’s or its Affiliates’ securities (“Securities Regulatory Authority”), Corbus shall exercise good faith efforts to give confidential treatment of the information described in Section 5.1.1, and Corbus shall provide CFF with contemporaneous copies of the requests for confidential treatment filed with such Securities Regulatory Authority.

5.1.4 No Use of Confidential Information. Recipient hereby agrees and acknowledges that, other than as provided herein or without first obtaining Discloser’s prior written consent, Recipient shall not use any of Discloser’s Confidential Information.

5.2 Publicity; Use of Name.

5.2.1 Mutual Agreement. The Parties shall mutually agree upon the timing and content of any initial press release or other public announcement relating to this Agreement and the transactions contemplated herein.

5.2.2 Prior Written Consent. Except to the extent already disclosed in the initial press release or other public announcement referenced in Section 5.2.1 above, and except as may be otherwise provided herein, neither Party shall issue any press release or make any public announcement concerning the terms of this Agreement or the transactions described herein without the prior written consent of the other Party, which such consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that it shall not be unreasonable for any Party to withhold consent with respect to any press release or public announcement containing any of such Party’s Confidential Information; and, provided, further, that this Section 5.2.2 shall not preclude any Party from issuing any such press release or making any such public announcement if such Party reasonably believes that any such release or announcement is (a) legally required by Applicable Laws, or (b) required by the rules of any stock exchange on which such Party’s (or such Party’s Affiliates’) securities are listed.

5.2.3 Advanced Written Copy. In each instance, the Party desiring to issue any press release or to make any public announcement shall provide the other Party with a written copy of the proposed release or announcement in sufficient time prior to public release to allow such other Party to comment upon such release or announcement prior to its public release. In addition, each press release and/or public announcement issued or made pursuant to this Section 5.2 shall include CFF-approved language acknowledging CFF’s funding of the Development Plan.

5.2.4 Trademark and Logos. Except as may be otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logos of the other Party for any purpose.

5.2.5 Permitted Use of Name and Logo. Notwithstanding the foregoing or any contrary provision contained herein, in connection with: (a) any description by CFF of its portfolio and of its industry discovery and Development Plan, and/or (b) CFF’s fundraising activities, marketing materials and/or reporting requirements, CFF shall be entitled to use and/or disclose, and Corbus hereby pre-approves CFF’s use and/or disclosure of: (i) the mark “Corbus,” Corbus’s logo and a general description of Corbus, (ii) the existence and a general description of the nature of this Agreement (excluding financial terms), and (iii) a general description of the nature of the Development Plan consistent with the confidentiality terms herein; provided, however, CFF shall properly use any and all Corbus trademarks in a manner so as to not diminish its goodwill. Notwithstanding the foregoing or any contrary provision contained herein, in connection with: any description by Corbus or its Affiliates of its portfolio and of its industry discovery and Development Plan, Corbus shall be entitled to use and/or disclose, and CFF hereby pre-approves Corbus’s use and/or disclosure of: (i) a general description of CFF, (ii) the existence and a general description of the nature of this Agreement (excluding financial terms), and (iii) a general description of the nature of the Development Plan consistent with the confidentiality terms herein.

ARTICLE VI – PUBLICATION

The Parties shall publish the Results of the Phase 2 Clinical Trial at the earliest opportunity that is consistent with the protection of the confidentiality of Development Plan Technology. Corbus reserves the first right to publish or publicly present the data generated during the performance of, or as a result of, the Development Plan (the “Results”), subject to the following terms and conditions. To the extent Corbus decides not to publish or publicly present the Results, Corbus shall in its sole discretion allow CFF to publish or publicly present such Results in accordance with this Article VI, and such consent will be binding if, and only if, provided in writing in accordance with the notice provisions contained herein. The Party proposing to publish or publicly present the Results (the “Publishing Party”) will submit a draft of any proposed manuscript, speech, poster or other disclosure to the other Party (the “Non-Publishing Party”) for comments at least sixty (60) days prior to submission for publication or oral presentation. The Non-Publishing Party shall notify the Publishing Party in writing within thirty (30) days of receipt of such draft with its comments, which shall be reasonably incorporated by the Publishing Party. The comments of the Non-Publishing Party shall include but not be limited to whether such draft contains (a) information of the Non-Publishing Party which it considers to be Confidential Information under the provisions of Article V hereof, (b) information that if published would have an adverse effect on a Patent which the Non-Publishing Party intends to file or has filed, or (c) information, including but not limited to chemical structures of a Product, which the Non-Publishing Party reasonably believes would be likely to have a material adverse impact on the development or commercialization of a Product. In any such notification, the Non-Publishing Party shall indicate with specificity its suggestions regarding the manner and degree to which the Publishing Party may disclose such information. In the case of item (a) above, no Party shall publish the Confidential Information of the other Party without the prior written consent of such other Party in violation of Article V of this Agreement. In the case of item (b) above, the Non-Publishing Party may request a delay and the Publishing Party shall delay such publication, for a period not exceeding an additional ninety (90) days, to permit the timely preparation and filing of a patent application or an application for a certificate of invention on the information involved. In the case of item (c) above, if the Publishing Party shall disagree with the Non-Publishing Party’s assessment of the impact of the publication, then the issue shall be referred to the Program Coordinator of each Party who shall attempt in good faith to reach a fair and equitable resolution of this disagreement. If the disagreement is not resolved in this manner within fourteen (14) days of referral to the respective Program Coordinators, then the decision of publication shall be subject to the Dispute Resolution provisions at Section 11.2, subject always to the confidentiality provisions of Article V hereof. The Parties agree that authorship of any publication will be determined based on the customary standards then being applied in the relevant scientific journal.

Corbus shall acknowledge the financial support of CFF in all Development Plan publications.

ARTICLE VII – INDEMNIFICATION AND INSURANCE

7.1 Indemnification by Corbus. Corbus shall indemnify, defend and hold harmless CFF, its Affiliates, and their respective directors, officers, employees and agents (including, without limitation, the CFF Designees) (each, a “CFF Indemnitee”), from and against any and all claims, suits and demands of Third Parties and losses, liabilities, damages for personal injury, property damage or otherwise, costs, penalties, fines and expenses (including reasonable fees of attorneys) (collectively, “Losses”) arising out of or resulting from: (a) the conduct of the Development Plan by Corbus and any breach of, or inaccuracy in, any of representations or warranties made by Corbus in this Agreement, or any breach or violation of any covenant or agreement of Corbus in or pursuant to this Agreement; and (b) any claim of infringement or misappropriation of intellectual property with respect to the Development Plan or any Product. Corbus will have no obligation to indemnify CFF to the extent that the Losses arise out of or result from, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty made by CFF in this Agreement, or any breach or violation of any covenant or agreement of CFF in or pursuant to this Agreement, or the negligence or willful misconduct by or of any of the CFF Indemnitees.

7.2 Claims Procedures. Each CFF Indemnitee shall give notice Corbus promptly after receipt by a CFF Indemnitee of notice of the commencement of any action, suit or proceeding. Subject to Section 7.3, Corbus shall have the right to assume and manage the defense thereof (with counsel reasonably satisfactory to the CFF Indemnitee), including the right to settle, compromise and/or litigate with respect to any such claim (but only after obtaining Corbus’s prior written consent with respect to any proposed settlement, compromise or litigation; provided, however, that Corbus shall not be required to obtain the CFF Indemnitee’s prior written consent in connection with any proposed settlement, compromise or litigation if, in connection with and following any such settlement, compromise or litigation, the CFF Indemnitee (a) has no liability (monetary or otherwise), (b) has not waived any of its rights and has not admitted to any wrongdoing or guilt, (c) is not subject to any injunction or other equitable or non-monetary relief, and (d) receives a full and unconditional release of all applicable claims and liability).

7.3 Participation; Assuming Control of the Defense. Notwithstanding Section 7.2 above, CFF may participate in the defense of any claim at its sole expense, with counsel reasonably acceptable to Corbus; provided, however, if (a) there is a conflict of interest that would prevent Corbus, on the one hand, and CFF, on the other hand, from being represented by a single law firm in the defense of such action; in each such instance, or (b) there shall be one or more additional or other defenses available to CFF that are not available to Corbus, then in each such instance Corbus shall pay the reasonable fees and expenses of one law firm serving as counsel for CFF, which law firm shall be subject to the prior consent of Corbus, which consent shall not be unreasonably withheld, conditioned or delayed.

7.4 Insurance. Corbus shall maintain at its own expense, with a reputable insurance carrier, coverage for Corbus, its Affiliates, and their respective employees written on a per occurrence basis commensurate with a reasonable assessment of the risks associated with the conduct of the Development Plans. Maintenance of such insurance coverage will not relieve Corbus of any responsibility under this agreement for damages in excess of insurance limits or otherwise. Corbus shall provide CFF with an insurance certificate from the insurers, brokers or agents evidencing the applicable insurance coverage. At its request, CFF may review Corbus’ insurance coverages no more than one time per year.

7.5 Limitation of Liability. Neither Party shall be liable to the other Party for any special, indirect, incidental, consequential, punitive or exemplary damages, including, but not limited to, lost profits, in connection with such Party’s breach of this Agreement.

ARTICLE VIII – PATENTABLE INVENTIONS

8.1 Ownership. All inventions relating to the Development Plan invented, conceived or made and all data and know-how generated with respect thereto exclusively by Corbus or its Affiliates (directly or through others acting on its behalf) during the term of this Agreement (a “Corbus Sole Invention”) and all inventions relating to the Development Plan invented, conceived or made and all data and know-how generated with respect thereto exclusively by CFF or its Affiliates (directly or through others acting on its behalf) during the term of this Agreement (a “CFF Sole Invention”) shall be solely owned by the Party conceiving or making the invention or generating the data or know-how claimed. All inventions relating to the Development Plan invented, conceived or made and all data and know-how generated with respect thereto by both Parties or their respective Affiliates (directly or through others acting on its behalf) during the term of this Agreement (a “Joint Invention”) shall be jointly owned by the CFF and Corbus. Inventorship shall be determined in accordance with United States laws of inventorship.

8.2 Exclusive License Grant. CFF hereby grants, and agrees to grant to Corbus, the consideration of which is acknowledged, an exclusive (even as to CFF) fully paid up worldwide license with the right to grant sublicenses to all its rights under the CFF Patents and Joint Patents for all purposes and to CFF Sole Inventions, Joint Inventions, and all information, methods, data and know-how that CFF controls and is useful to the Development Plan. CFF acknowledges and agrees that it does not retain any rights to any Sole Invention or any Joint Invention or any Patents claiming such Inventions for any purpose whatsoever.

8.3 Preparation. Corbus will control in its sole discretion the preparation, filing, prosecution, maintenance and enforcement of all Corbus Patents, CFF Sole Inventions, CFF Patents and Joint Patents. CFF will have the right to review, and Corbus will deliver to CFF, all patent applications related to CFF Sole Inventions and Joint Inventions prior to their filing. Notwithstanding the foregoing, nothing herein shall obligate Corbus to prepare or file a patent application directed to any Sole Invention or Joint Invention. CFF agrees to execute any documents of assignment, declaration, or otherwise reasonably necessary for Corbus to file, prosecute, maintain and enforce the Corbus Patents, CFF Patents and Joint Patents.

8.4 Costs. Corbus shall be responsible for all costs incurred in the preparation, prosecution, maintenance and enforcement of Corbus Patents, CFF Patents, and Joint Patents.

8.5 Abandonment. Notwithstanding any contrary provision contained herein, prior to Corbus (or any Affiliate, licensee, sublicensee, transferee or successor of Corbus) abandoning any Patent or patent application related to any Product (including abandonment for failure to pay any required fees) for any reason, Corbus shall promptly notify CFF, or cause CFF to be notified, of such pending abandonment, whereupon CFF shall have the right and opportunity to prosecute or maintain the applicable Patent at CFF’s own expense. Corbus hereby agrees to exercise its good faith efforts to obtain such consents, on CFF’s behalf, as may be necessary, advisable and/or appropriate for CFF to exercise its rights under this Section 8.5.

8.6 No License. Nothing herein shall be construed as a grant or obligation of grant of any license of any kind or a change of title from Corbus to CFF or any Third Party under any Patent owned or controlled by Corbus unless explicitly stated herein.

ARTICLE IX – TERM AND TERMINATION

9.1 Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article IX, shall terminate at such time as when there are no longer any payment obligations owing from Corbus to CFF under Article IV hereto.

9.2 Termination by CFF For Cause. Notwithstanding any provision contained herein or in any other document to the contrary, CFF may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement upon the occurrence of any of the following events (each, a “Default”) (provided, however, that, in each instance (other than pursuant to Section 9.2(c)), Corbus shall have thirty (30) days following the earlier of Corbus’s receipt of written notice from CFF to Corbus of the occurrence of a Default or Corbus becoming aware of such Default to cure such Default):

9.2.1 Any material breach or default by Corbus in the performance of any of its material covenants or obligations hereunder;

9.2.2 Any representation or warranty made by Corbus in this Agreement is not true in any material respects as of the date made; and/or

9.2.3 A case or proceeding (i) under the bankruptcy laws of the United States now or hereafter in effect is filed against Corbus or all or substantially all of its assets and such petition or application is not dismissed within sixty (60) days after the date of its filing or Corbus shall file any answer admitting and not contesting such petition, or (ii) under the bankruptcy laws of the United States now or hereafter in effect or under any insolvency, reorganization, receivership, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or equity) is filed by Corbus for all or substantially all of its assets.

9.3 Termination for CFF Breach. Corbus may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event CFF shall have (a) materially breached or defaulted in the performance of any of its material covenants or obligations hereunder or (b) any representation or warranty made by CFF in this Agreement is not true in any material respects as of the date made, and such breach or default shall have continued for thirty (30) days after written notice thereof was provided to CFF by Corbus.

9.4 General Effect of Termination; Survival.

9.4.1 Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination or expiration. Such termination or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement.

9.4.2 If this Agreement is terminated for any reason, all of the Parties’ rights and obligations under, and/or the provisions contained in Sections 3.2 and 9.4 and Articles IV, V, VI, VII, VIII, X and XI shall survive termination or expiration of this Agreement.

9.4.3 Subject to Section 8.4, upon termination or expiration of this Agreement, Corbus will retain ownership or exclusive rights to the Corbus Development Plan Technology and the inventions licensed to it by CFF pursuant to Article VIII of this Agreement (including intellectual property rights).

9.5 Prior Agreement. The Parties previously entered into the Prior Agreement. The terms of the Prior Agreement are not intended to be affected by this Agreement, and whether or not this Agreement is terminated, the Prior Agreement shall remain in full force and effect.

ARTICLE X – REPRESENTATIONS AND WARRANTIES

10.1 Representations and Warranties of Corbus. Corbus represents and warrants to CFF that: (i) this Agreement has been duly executed and delivered by Corbus and constitutes the valid and binding obligation of Corbus, enforceable against Corbus in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles; (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Corbus and its directors and stockholders; (iii) the individual executing this Agreement on behalf of Corbus is duly authorized to do so; and (iv) no provision contained in this Agreement violates any other agreement to which Corbus is bound or otherwise subject; and (v) without the Award provided for in this Agreement, the development of the Product for use in the Field either would not be conducted by Corbus or would be substantially delayed.

10.2 Representations and Warranties of CFF. CFF represents and warrants to Corbus that: (a) this Agreement has been duly executed and delivered by CFF and constitutes the valid and binding obligation of CFF, enforceable against CFF in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles; (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of CFF and its directors; (c) the individual executing this Agreement on behalf of CFF is duly authorized to do so; and (d) no provision contained in this Agreement violates any other agreement to which CFF is bound or otherwise subject.

ARTICLE XI – MISCELLANEOUS PROVISIONS

11.1 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland.

11.2 Dispute Resolution.

11.2.1 In the event of any dispute, claim or controversy arising out of, relating to or in any way connected to the interpretation of any provision of this Agreement, the performance of either Party under this Agreement or any other matter under this Agreement, including any action in tort, contract or otherwise, at equity or law (a “Dispute”), either Party may at any time provide the other Party with written notice specifying the nature and terms of such Dispute in reasonable detail. As soon as practicable after receipt of such notice, the chief executive officers of each of the Parties or their designees shall meet at a mutually agreed upon time and location for the purpose of resolving such Dispute. Each Party shall engage in good faith discussions and/or negotiations for a period of up to thirty (30) days to attempt to resolve the Dispute or negotiate an interpretation or revision of the applicable portion of this Agreement which is mutually agreeable to both Parties without the necessity of formal dispute resolution procedures relating thereto.

11.2.2 In the event that such Dispute is not resolved by the Parties in accordance with subparagraph (a), either Party may pursue the resolution of such Dispute in a court of competent jurisdiction.

11.3 Waiver. No provision of this Agreement may be waived except in writing by both Parties hereto. No failure or delay by either Party hereto in exercising any right or remedy hereunder or under applicable law will operate as a waiver thereof, or a waiver of any right or remedy on any subsequent occasion.

11.4 Force Majeure. Neither Party will be in breach hereof by reason of its delay in the performance of or failure to perform any of its obligations hereunder, if that delay or failure is caused by strikes, acts of God or the public enemy, riots, incendiaries, interference by civil or military authorities, compliance with governmental priorities for materials, or any fault beyond its reasonable control. In such event Corbus or CFF, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

11.5 Severability. Should one or more provisions of this Agreement be or become invalid, then the Parties hereto shall attempt to agree upon valid provisions in substitution for the invalid provisions, which in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the Parties would have accepted this Agreement with those new provisions. If the Parties are unable to agree on such valid provisions, the invalidity of such one or more provisions of this Agreement shall nevertheless not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance for this Agreement that it may be reasonably presumed that the Parties would not have entered into this Agreement without the invalid provisions.

11.6 Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement, without the consent of the other Party, (i) to any of its Affiliates, if the assigning Party unconditionally guarantees the full performance of its Affiliate’s obligations hereunder, or (ii) in connection with such Party’s merger, consolidation or transfer, license or sale of all or substantially all of the assets of such Party to which this Agreement relates, provided, that the successor, surviving entity, purchaser of assets, transferee, or other similar party, as applicable, expressly assumes in full in writing such Party’s obligations under this Agreement. Any purported assignment in contravention of this Section 11.6 shall, at the option of the non-assigning Party, be null and void and of no effect. No assignment shall release either Party from responsibility for the performance of any accrued obligation of such Party hereunder. This Agreement shall be binding upon and enforceable against the successor to, or any permitted assignees from, either of the Parties hereto.

11.7 Counterparts. This Agreement may be executed in duplicate, each of which shall be deemed to be original and both of which shall constitute one and the same Agreement.

11.8 No Agency. Nothing herein contained shall be deemed to create an agency, joint venture, partnership or similar relationship between CFF and Corbus. Notwithstanding any of the provisions of this Agreement, neither Party to this Agreement shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities in connection with or relating to the obligations of each Party under this Agreement shall be made, paid, and undertaken exclusively by such Party on its own behalf and not as an agent or representative of the other.

11.9 Notice. All communications between the Parties with respect to any of the provisions of this Agreement will be sent to the addresses set out below, or to such other addresses as may be designated by one party to the other by notice pursuant hereto, by prepaid, certified air mail (which shall be deemed received by the other Party on the seventh (7th) business day following deposit in the mails), or by facsimile transmission, or other electronic means of communication (which shall be deemed received when transmitted), with confirmation by first class letter, postage pre-paid, given by the close of business on or before the next following business day, or by a nationally recognized overnight courier (which shall be deemed received on the date of delivery):

if to CFF:

Dr. Preston Campbell, III
President and CEO
4550 Montgomery Ave.
Suite 1100N
Bethesda, Maryland 20814
Phone:
Fax:
E-mail: Pcampbell@cff.org

with a copy to:

Kenneth I. Schaner, Esq.
Schaner & Lubitz, PLLC
4550 Montgomery Ave.
Suite 1100N
Bethesda, Maryland 20814
Phone: 240-482-2848
Fax: 202-470-2241
E-mail: ken@schanerlaw.com

if to Corbus:

Yuval Cohen, CEO
Corbus Pharmaceuticals, Inc
100 River Ridge Drive
Norwood, MA 02062
Phone: 617-963-0100
Fax: 617-663-6085
E-mail: ycohen@CorbusPharma.com

with a copy to:

Lowenstein Sandler LLP
65 Livingston Avenue
Roseland, New Jersey 07068
Attn: Michael J. Lerner, Esq.
Phone: 973-597-6395
E-mail: mlerner@lowenstein.com

11.10 Headings. The paragraph headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.

11.11 Entire Agreement. This Agreement contains the entire understanding of the Parties relating to the matters referred to herein, and may only be amended by a written document, duly executed on behalf of the respective Parties.

11.12 No Impairment. Corbus will not, by amendment of its organizational or governing documents, or through reorganization, recapitalization, consolidation, merger, dissolution, sale, transfer or assignment of assets, issuance of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms, provisions, covenants or agreements of this Agreement, but rather will at all times in good faith assist in the carrying out of all such terms, provisions, covenants and agreements and in the taking of all such actions as may be necessary, advisable or appropriate in order to protect the rights of CFF against impairment.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Research, Development and Commercialization Agreement as of the date first written above.

CYSTIC FIBROSIS FOUNDATION		CORBUS PHARMACEUTICALS, INC.

By:	/s/ Preston Campbell	By:	/s/ Yuval Cohen

Name:	Preston Campbell	Name:	Yuval Cohen

Title:	President and CEO	Title:	CEO

[Signature Page]

Exhibit A

Development Plan

A Multicenter, Randomized, Double-blind, Placebo-controlled Phase 2

Trial to Evaluate Efficacy and Safety of Lenabasum in Cystic Fibrosis

INVESTIGATIONAL PRODUCT: Lenabasum

INDICATION: Cystic fibrosis

INVESTIGATIONAL SITES/LOCATIONS: Up to 100 sites in North America, Europe, Israel and Australia are planned

OBJECTIVES AND ENDPOINTS:

Primary efficacy objective	Primary endpoint

To evaluate the efficacy of lenabasum 20 mg twice per day (BID) compared to placebo in the treatment of cystic fibrosis (CF) by assessing the rate of pulmonary exacerbations (PEx) using primary definition of PEx

Rate of PEx using primary definition of PEx with lenabasum 20 mg BID, compared to placebo, during the treatment period

Secondary efficacy objective	Secondary endpoints
1. To evaluate the efficacy of lenabasum 20 mg BID compared to placebo in the treatment of CF by assessing other efficacy endpoints

a. Event rate of PEx using secondary definition of PEx with lenabasum 20 mg BID compared to placebo

b. Time to first new PEx using primary definition of PEx with lenabasum 20 mg BID compared to placebo

c. Time to first PEx using secondary definition of PEx with lenabasum 20 mg BID compared to placebo

d. Change from baseline in CFQ-R respiratory symptom domain with lenabasum 20 mg BID compared to placebo

e. Change from baseline in FEV1%

predicted with lenabasum 20 mg BID

compared to placebo

2. To evaluate the efficacy of lenabasum 5 mg BID compared to placebo in the treatment of CF	a. Rate of pulmonary exacerbations (PEx) using primary definition of PEx with lenabasum 5 mg BID compared to placebo, during the treatment period

b. Event rate of PEx using secondary definition of PEx with lenabasum 5 mg BID compared to placebo

c. Time to first new PEx using primary definition of PEx with lenabasum 5 mg BID compared to placebo

d. Time to first PEx using secondary definition of PEx with lenabasum 5 mg BID compared to placebo

e. Change from baseline in CFQ-R respiratory symptom domain with lenabasum 5 mg BID compared to placebo

f. Change from baseline in FEV1 % predicted with lenabasum 5 mg BID compared to placebo

Tertiary efficacy objective	Tertiary endpoints
[*]	a. [*] b. [*] c. [*] d. [*] e. [*] f. [*] g. [*]

Pharmacokinetic (PK) objectives	PK endpoints
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

Safety objectives	Safety endpoints
To evaluate safety of lenabasum 20 mg BID and lenabasum 5 mg BID treatment and placebo treatment	● TEAEs ● Changes in vital signs, physical examination, blood and urine laboratory safety tests and electrocardiograms

To evaluate tolerability of lenabasum 20 mg BID and lenabasum 5 mg BID treatment	Treatment discontinuations with lenabasum treatments compared to placebo

STUDY DESIGN:

This is a multicenter, double-blind, randomized, placebo-controlled, parallel group trial of efficacy and safety of treatment of CF subjects with lenabasum 20 mg BID and lenabasum 5 mg BID.

This trial includes analyses of event rate of and time to PEx. In this study, primary definition of PEx is based on the physician decision to treat with oral, intravenous or inhaled antibiotic(s) in the presence of at least 4/12 Fuch’s criteria. [*].

The target population is males and females with CF ≥ 12 years of age with FEV1 ≥ 40% predicted and < 100% predicted in 12 months before screening. The target population will be enriched for subjects with increased risk of a new PEx [*]. Subjects must have 2 or 3 new PEx treated with intravenous (IV) antibiotics in the 12 months before screening. Alternatively, if the subject had only 1 new PEx treated with IV antibiotics in the last 12 months, then that subject must have ≥ 1 other new PEx treated with oral antibiotics in the last 12 months before screening; [*].

See Table 1 below for the eligibility criterion by number of new PEx in the 12 months before screening.

Table 1 Eligibility by Number of New PEx in 12 Months before Screening

New PEx treated with intravenous antibiotics, N	New PEx treated with oral antibiotics, N	Eligible by PEx criteria
2 or 3	No requirement	Yes
1	≥ 1	Yes
0, > 3	Not applicable	No

[*] subjects will be screened to identify a target of 415 eligible subjects. [*].

Subjects will be randomized centrally to treatment assignment before dosing in a 2:1:2 ratio to 1 of 3 treatment cohorts:

1. Cohort 1: Lenabasum 20 mg BID, n = 166

2. Cohort 2: Lenabasum 5 mg BID, n = 83

3. Cohort 3: Placebo BID, n = 166.

[*].

Duration and Visits

[*]. Active dosing with study drug is 28 weeks. [*].

[*] they will return 4 weeks after the last dose of study drug [*].

[*].

[*].

Efficacy Assessments

●	[*]

●	[*]

●	[*]

●	[*]

●	CFQ-R questionnaire at screening, [*]

●	[*]

●	[*]

Safety Assessments

●	[*]

●	[*]

●	[*]

●	[*]

●	[*]

STUDY SCHEMATIC

[*]

SUBJECTS (PLANNED): 415 subjects

PATIENT POPULATION:

Target population for this study is subjects ≥ 12 years of age with known diagnosis of CF, with history of prior PEx in the last 12 months, [*].

STUDY PRODUCTS, DOSE AND MODE OF ADMINISTRATION

Study drugs are [*] of lenabasum 20 mg, lenabasum 5 mg and placebo.

●	Lenabasum: The preparation of lenabasum that will be used in this study is [*]

●	Placebo: [*]

Lenabasum and placebo capsules are identical in terms of appearance. Both are packaged in the same type container closures with the same number of capsules.

[*].

DURATION OF TREATMENT: 28 weeks

DISCONTINUATION FROM TREATMENT:

Removal of Subjects from Therapy or Assessments:

An individual subject will have study drug permanently discontinued if any of the following occur in the subject in question:

●	Withdrawal of consent

●	Pregnancy

●	Any serious TEAE probably or definitely-related to lenabasum

●	Any life-threatening AE.

[*].

Premature Termination or Suspension of the Study:

This study may be suspended or prematurely terminated if there is sufficient reasonable cause. If any of the following events occur in a subject during enrollment, study entry and randomization of new subjects into the study will be suspended until review of the event in question occurs by the Data Monitoring Committee (DMC):

●	[*]

●	[*]

●	[*]

●	[*]

Administration of study drug may continue during the time of review in subjects who are already receiving study drug, based on the judgment of the Chief Medical Officer of Corbus.

An expedited and cumulative review of safety data and the circumstances of the event(s) in question will be conducted by the DMC, with additional external expertise as needed, to make recommendations to Corbus whether screening, randomization, and/or dosing can resume or should be discontinued, whether the protocol should be modified, or whether the study should be discontinued permanently. Upon consideration of a cumulative review of safety and other data, the study can be discontinued permanently by Corbus.

Written notification, documenting the reason for study suspension or termination, will be provided by Corbus to the investigators and the respective country regulatory authorities. If the study is suspended or prematurely terminated, the investigators will promptly inform the reviewing Independent Ethics Committee/Institutional Review Board (hereafter referred to as the Ethics Committee or EC) at each site and will provide the reason(s) for the suspension or termination. Review and approval by the reviewing EC at each site is required for resumption of the study in the event the study is interrupted.

STATISTICAL ANALYSES:

The Statistical Analysis Plan will be completed before database locking and unblinding.

The study is expected to enroll approximately 415 subjects, with ~166 subjects each in the lenabasum 20 mg BID and placebo BID cohorts and ~83 subjects in the lenabasum 5 mg BID cohort [*].

[*]

[*]

[*]

[*]

Efficacy comparisons will be made between each dose of lenabasum and placebo. The event rate of new PEx will be compared between the lenabasum and placebo groups [*].

For time to first PEx, [*] will be used for comparing the [*] between the active and placebo groups. [*].

[*] endpoints such as [*], change in CFQ-R domain scores, change in FEV1 % predicted, [*],[*],[*], and [*] will be analyzed using [*].

[*]

[*]

[*]

[*]

Exhibit B

Milestone Payments and Budget

Milestone Payments

Milestone	Milestone Payment	Expected Milestone Completion Date

Upon Contract Execution	10% ($2,500,000)	[*]

[*]	15% ($3,750,000)	[*]

[*]	[*]	[*]

[*]	[*]	[*]

[*]	[*]	[*]

[*]	[*]	[*]

BUDGET

[*][NOTE: Approximately seven pages of this Exhibit B for which confidential treatment has been requested have been omitted and filed separately with the Securities and Exchange Commission.]

EXHIBIT C

CFF Patents

None.

Exhibit D

Warrants Awarded to CFF

Warrant Certificate No. F-1

NEITHER THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION EXISTS AND THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

Effective Date: January 26, 2018	Void After: January 26, 2025

CORBUS PHARMACEUTICALS HOLDINGS, INC.

WARRANT TO PURCHASE COMMON STOCK

Corbus Pharmaceuticals Holdings, Inc., a Delaware corporation (the “Company”), for value received on January 26, 2018 (the “Effective Date”), hereby issues to The Cystic Fibrosis Foundation (the “Holder”) this warrant (the “Warrant”) to purchase, 1,000,000 shares (each such share as from time to time adjusted as hereinafter provided being a “Warrant Share” and all such shares being the “Warrant Shares”) of the Company’s Common Stock (as defined below), at the Exercise Price (as defined below), as adjusted from time to time as provided herein, on or before January 26, 2025 (the “Expiration Date”), all subject to the following terms and conditions.

As used in this Warrant, (i) “Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in the City of New York, New York, are authorized or required by law or executive order to close; (ii) “Common Stock” means the common stock of the Company, par value $0.0001 per share, including any securities issued or issuable with respect thereto or into which or for which such shares may be exchanged for, or converted into, pursuant to any stock dividend, stock split, stock combination, recapitalization, reclassification, reorganization or other similar event; (iii) “Exercise Price” means $13.20 per share of Common Stock, subject to adjustment as provided herein; (iv) “Trading Day” means any day on which the Common Stock is traded (or available for trading) on its principal Trading Market (as defined below); and (v) “Affiliate” means any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a person, as such terms are used and construed in Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). For purposes hereof, “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, or any other national securities exchange, as well as the OTC Bulletin Board or any tier of the OTC Markets.

1.	DURATION AND EXERCISE OF WARRANTS

(a) Exercise Period. Commencing on the Effective Date of this Warrant, the Holder may exercise this Warrant for up to 500,000 shares of Common Stock (the “Initial Exercise Amount”). Upon the Completion of the CF Trial (as defined below), the Holder may exercise this Warrant for the remaining 500,000 shares of Common Stock (the “Additional Exercise Amount”) issuable pursuant to the terms of this Warrant. At no point in time, may the Holder exercise this Warrant for more than 1,000,000 shares of Common Stock in the aggregate. The Holder may exercise this Warrant, in whole or in part (in accordance with the limitations set forth in this Section 1(a)), on any Business Day on or before 5:00 P.M., Eastern Time, on the Expiration Date, at which time this Warrant shall become void and of no value. For purposes of this Warrant, the term “Completion of the CF Trial” shall mean completion of the final Milestone by the Company and receipt of the final Milestone Payment by the Company from Cystic Fibrosis Foundation as set forth in Exhibit B to the Cystic Fibrosis Program Related Investment Agreement by and between Corbus Pharmaceuticals, Inc. and Cystic Fibrosis Foundation dated January 26, 2018.

(b) Exercise Procedures.

(i) While this Warrant remains outstanding and exercisable in accordance with Section 1(a) , the Holder may exercise this Warrant in whole or in part at any time and from time to time by:

(A) delivery to the Company of a duly executed copy of the Notice of Exercise attached as Exhibit A;

(B) surrender of this Warrant to the Secretary of the Company at its principal offices or at such other office or agency as the Company may specify in writing to the Holder; and

(C) payment of the then-applicable Exercise Price per share multiplied by the number of Warrant Shares being purchased upon exercise of the Warrant (such amount, the “Aggregate Exercise Price”) made in the form of cash, or by certified check, bank draft or money order payable in lawful money of the United States of America.

(ii) Upon the exercise of this Warrant in compliance with the provisions of Section 1(a) and this Section 1(b), the Company shall promptly issue and cause to be delivered to the Holder a certificate for the Warrant Shares purchased by the Holder. Each exercise of this Warrant shall be effective immediately prior to the close of business on the date (the “Date of Exercise”) that the conditions set forth in this Section 1(b) have been satisfied, as the case may be. On the first Business Day following the date on which the Company has received each of the Notice of Exercise and the Aggregate Exercise Price (the “Exercise Delivery Documents”), the Company shall transmit an acknowledgment of receipt of the Exercise Delivery Documents to the Company’s transfer agent (the “Transfer Agent”). On or before the second Business Day following the date on which the Company has received all of the Exercise Delivery Documents (the “Share Delivery Date”), the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the address as specified in the Notice of Exercise, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise. Upon delivery of the Exercise Delivery Documents, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the certificates evidencing such Warrant Shares.

(c) Partial Exercise. This Warrant shall be exercisable, either in its entirety or, from time to time, for part only of the number of Warrant Shares referenced by this Warrant for which the Warrant is then currently exercisable. If this Warrant is submitted in connection with any exercise pursuant to Section 1 and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the actual number of Warrant Shares being acquired upon such an exercise, then the Company shall as soon as practicable after any exercise and at its own expense, issue a new Warrant of like tenor representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised.

(d) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 16.

2.	ISSUANCE OF WARRANT SHARES

(a) The Company covenants that all Warrant Shares will, upon issuance in accordance with the terms of this Warrant, be (i) duly authorized, fully paid and non-assessable, and (ii) free from all liens, charges and security interests, with the exception of claims arising through the acts or omissions of any Holder and except as arising from applicable Federal and state securities laws.

(b) The Company shall register this Warrant upon records to be maintained by the Company for that purpose in the name of the record holder of such Warrant from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner thereof for the purpose of any exercise thereof, any distribution to the Holder thereof and for all other purposes.

(c) The Company will not, by amendment of its certificate of incorporation, by-laws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all action necessary or appropriate in order to protect the rights of the Holder to exercise this Warrant, or against impairment of such rights.

3.	ADJUSTMENTS OF EXERCISE PRICE, NUMBER AND TYPE OF WARRANT SHARES

(a) The Exercise Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3; provided, that notwithstanding the provisions of this Section 3, the Company shall not be required to make any adjustment if and to the extent that such adjustment would require the Company to issue a number of shares of Common Stock in excess of its authorized but unissued shares of Common Stock, less all amounts of Common Stock that have been reserved for issue upon the conversion of all outstanding securities convertible into shares of Common Stock and the exercise of all outstanding options, warrants and other rights exercisable for shares of Common Stock. If the Company does not have the requisite number of authorized but unissued shares of Common Stock to make any adjustment, the Company shall use its commercially reasonable efforts to obtain the necessary stockholder consent to increase the authorized number of shares of Common Stock to make such an adjustment pursuant to this Section 3.

(i) Subdivision or Combination of Stock. In case the Company shall at any time subdivide (whether by way of stock dividend, stock split or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Warrant Shares, the Initial Exercise Amount and the Additional Exercise Amount shall be proportionately increased, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined (whether by way of stock combination, reverse stock split or otherwise) into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares, the Initial Exercise Amount and the Additional Exercise Amount shall be proportionately decreased. The Exercise Price, the Warrant Shares, the Initial Exercise Amount and the Additional Exercise Amount, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 3(a)(i).

(ii) Dividends in Stock, Property, Reclassification. If at any time, or from time to time, all of the holders of Common Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefore:

(A) any shares of stock or other securities that are at any time directly or indirectly convertible into or exchangeable for Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution, or

(B) additional stock or other securities or property (including cash) by way of spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement (other than shares of Common Stock issued as a stock split or adjustments in respect of which shall be covered by the terms of Section 3(a)(i) above), then and in each such case, the Exercise Price and the number of Warrant Shares to be obtained upon exercise of this Warrant shall be adjusted proportionately, and the Holder hereof shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to above) that such Holder would hold on the date of such exercise had such Holder been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property. The Exercise Price and the Warrant Shares, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 3(a)(ii).

(iii) Reorganization, Reclassification, Consolidation, Merger or Sale. If any recapitalization, reclassification or reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets or other transaction shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or other assets or property (an “Organic Change”), then, as a condition of such Organic Change, lawful and adequate provisions shall be made by the Company whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented by this Warrant) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable assuming the full exercise of the rights represented by this Warrant. In the event of any Organic Change, appropriate provision shall be made by the Company with respect to the rights and interests of the Holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Company will not affect any such consolidation, merger or sale unless, prior to the consummation thereof, the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument reasonably satisfactory in form and substance to the Holder executed and mailed or delivered to the registered Holder hereof at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase. If there is an Organic Change, then the Company shall cause to be mailed to the Holder at its last address as it shall appear on the books and records of the Company, at least 10 calendar days before the effective date of the Organic Change, a notice stating the date on which such Organic Change is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares for securities, cash, or other property delivered upon such Organic Change; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to exercise this Warrant during the 10-day period for the amount of shares of Common Stock for which this Warrant is then currently exercisable commencing on the date of such notice to the effective date of the event triggering such notice. In any event, the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall be deemed to assume such obligation to deliver to such Holder such shares of stock, securities or assets even in the absence of a written instrument assuming such obligation to the extent such assumption occurs by operation of law.

(b) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 3, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall promptly furnish or cause to be furnished to such Holder a like certificate setting forth: (i) such adjustments and readjustments; and (ii) the number of shares and the amount, if any, of other property which at the time would be received upon the exercise of the Warrant.

(c) Certain Events. If any event occurs as to which the other provisions of this Section 3 are not strictly applicable but the lack of any adjustment would not fairly protect the purchase rights of the Holder under this Warrant in accordance with the basic intent and principles of such provisions, or if strictly applicable would not fairly protect the purchase rights of the Holder under this Warrant in accordance with the basic intent and principles of such provisions, then the Company’s Board of Directors will, in good faith, make an appropriate adjustment to protect the rights of the Holder; provided, that no such adjustment pursuant to this Section 3(c) will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 3.

4.	RESERVED

5.	TRANSFERS AND EXCHANGES OF WARRANT AND WARRANT SHARES

(a) Registration of Transfers and Exchanges. Subject to Section 5(c), upon the Holder’s surrender of this Warrant, with a duly executed copy of the Form of Assignment attached as Exhibit B, to the Secretary of the Company at its principal offices or at such other office or agency as the Company may specify in writing to the Holder, the Company shall register the transfer of all or any portion of this Warrant. Upon such registration of transfer, the Company shall issue a new Warrant, in substantially the form of this Warrant, evidencing the acquisition rights transferred to the transferee and a new Warrant, in similar form, evidencing the remaining acquisition rights not transferred, to the Holder requesting the transfer.

(b) Warrant Exchangeable for Different Denominations. The Holder may exchange this Warrant for a new Warrant or Warrants, in substantially the form of this Warrant, evidencing in the aggregate the right to purchase the number of Warrant Shares which may then be purchased hereunder, each of such new Warrants to be dated the date of such exchange and to represent the right to purchase such number of Warrant Shares as shall be designated by the Holder. The Holder shall surrender this Warrant with duly executed instructions regarding such re-certification of this Warrant to the Secretary of the Company at its principal offices or at such other office or agency as the Company may specify in writing to the Holder.

(c) Restrictions on Transfers. This Warrant may not be transferred at any time without: (i) registration under the Securities Act; or (ii) an exemption from such registration and a written opinion of legal counsel addressed to the Company that the proposed transfer of the Warrant may be effected without registration under the Securities Act, which opinion will be in form and from counsel reasonably satisfactory to the Company.

(d) Permitted Transfers and Assignments. Notwithstanding any provision to the contrary in this Section 5, the Holder may transfer, with or without consideration, this Warrant or any of the Warrant Shares (or a portion thereof) to the Holder’s Affiliates without obtaining the opinion from counsel that may be required by Section 5(c)(ii), provided, that the Holder delivers to the Company and its counsel certification, documentation, and other assurances reasonably required by the Company’s counsel to enable the Company’s counsel to render an opinion to the Company’s Transfer Agent that such transfer does not violate applicable securities laws.

6.	MUTILATED OR MISSING WARRANT CERTIFICATE

If this Warrant is mutilated, lost, stolen or destroyed, upon request by the Holder, the Company will, at its expense, issue, in exchange for and upon cancellation of the mutilated Warrant, or in substitution for the lost, stolen or destroyed Warrant, a new Warrant, in substantially the form of this Warrant, representing the right to acquire the equivalent number of Warrant Shares; provided, that, as a prerequisite to the issuance of a substitute Warrant, the Company may require satisfactory evidence of loss, theft or destruction as well as an indemnity from the Holder of a lost, stolen or destroyed Warrant.

7.	PAYMENT OF TAXES

The Company will pay all transfer and stock issuance taxes attributable to the preparation, issuance and delivery of this Warrant and the Warrant Shares (and replacement Warrants) including, without limitation, all documentary and stamp taxes; provided, however, that the Company shall not be required to pay any tax in respect of the transfer of this Warrant, or the issuance or delivery of certificates for Warrant Shares or other securities in respect of the Warrant Shares to any person or entity other than to the Holder.

8.	FRACTIONAL WARRANT SHARES

No fractional Warrant Shares shall be issued upon exercise of this Warrant. The Company, in lieu of issuing any fractional Warrant Share, shall round up the number of Warrant Shares issuable to nearest whole share.

9.	NO STOCK RIGHTS AND LEGEND

No holder of this Warrant, as such, shall be entitled to vote or be deemed the holder of any other securities of the Company that may at any time be issuable on the exercise hereof, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, the rights of a stockholder of the Company or the right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or give or withhold consent to any corporate action or to receive notice of meetings or other actions affecting stockholders (except as provided herein), or to receive dividends or subscription rights or otherwise (except as provide herein).

Each certificate for Warrant Shares initially issued upon the exercise of this Warrant, and each certificate for Warrant Shares issued to any subsequent transferee of any such certificate, shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION EXISTS AND THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.”

10.	LOCK-UP

Any Warrant Shares acquired pursuant to an exercise of this Warrant must not be transferred, sold, hypothecated or otherwise disposed for a period of one year from the date on which the Share Delivery Date .

11.	NOTICES

All notices, consents, waivers, and other communications under this Warrant must be in writing and will be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, if to the registered Holder hereof; or (d) seven (7) days after the placement of the notice into the mails (first class postage prepaid), to the Holder at the address, facsimile number, or e-mail address furnished by the registered Holder to the Company in accordance with the Subscription Agreement by and between the Company and the Holder, or if to the Company, to it at One Kendall Square, Bldg 200, Cambridge, MA 02139, Attn: Yuval Cohen, CEO (or to such other address, facsimile number, or e-mail address as the Holder or the Company as a party may designate by notice the other party).

12.	SEVERABILITY

If a court of competent jurisdiction holds any provision of this Warrant invalid or unenforceable, the other provisions of this Warrant will remain in full force and effect. Any provision of this Warrant held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.	BINDING EFFECT

This Warrant shall be binding upon and inure to the sole and exclusive benefit of the Company, its successors and assigns, the registered Holder or Holders from time to time of this Warrant and the Warrant Shares.

14.	SURVIVAL OF RIGHTS AND DUTIES

This Warrant shall terminate and be of no further force and effect on the earlier of 5:00 P.M., Eastern Time, on the Expiration Date or the date on which this Warrant has been exercised in full.

15.	GOVERNING LAW

This Warrant will be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law.

16.	DISPUTE RESOLUTION

In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt of the Notice of Exercise giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two Business Days, submit via facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

17.	NOTICES OF RECORD DATE

Upon (a) any establishment by the Company of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or right or option to acquire securities of the Company, or any other right; or (b) any capital reorganization, reclassification, recapitalization, merger or consolidation of the Company with or into any other corporation, any transfer of all or substantially all the assets of the Company, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, or the sale, in a single transaction, of a majority of the Company’s voting stock (whether newly issued, or from treasury, or previously issued and then outstanding, or any combination thereof), the Company shall mail to the Holder at least ten (10) Business Days, or such longer period as may be required by law, prior to the record date specified therein, a notice specifying; (i) the date established as the record date for the purpose of such dividend, distribution, option or right and a description of such dividend, option or right; (ii) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up, or sale is expected to become effective;and (iii) the date, if any, fixed as to when the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, transfer, consolation, merger, dissolution, liquidation or winding up.

18.	RESERVATION OF SHARES

The Company shall reserve and keep available out of its authorized but unissued shares of Common Stock for issuance upon the exercise of this Warrant, free from pre-emptive rights, such number of shares of Common Stock for which this Warrant shall from time to time be exercisable. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation. Without limiting the generality of the foregoing, the Company covenants that it will use commercially reasonable efforts to take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and use commercially reasonable efforts to obtain all such authorizations, exemptions or consents, including but not limited to consents from the Company’s stockholders or Board of Directors or any public regulatory body, as may be necessary to enable the Company to perform its obligations under this Warrant.

19.	NO THIRD PARTY RIGHTS

This Warrant is not intended, and will not be construed, to create any rights in any parties other than the Company and the Holder, and no person or entity may assert any rights as third-party beneficiary hereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the date first set forth above.

CORBUS PHARMACEUTICALS HOLDINGS, INC.

By:
Name:	Yuval Cohen
Title:	Chief Executive Officer

EXHIBIT A

NOTICE OF EXERCISE

(To be executed by the Holder of Warrant if such Holder desires to exercise Warrant)

To Corbus Pharmaceuticals Holdings, Inc.:

The undersigned hereby irrevocably elects to exercise this Warrant and to purchase thereunder, [ ] full shares of Corbus Pharmaceuticals Holdings, Inc. Common Stock issuable upon exercise of the Warrant and delivery of:

$[ ] (in cash as provided for in the foregoing Warrant) and any applicable taxes payable by the undersigned pursuant to such Warrant.

The undersigned requests that certificates for such shares be issued in the name of:

(Please print name, address and social security or federal employer identification number (if applicable))

If the shares issuable upon this exercise of the Warrant are not all of the Warrant Shares which the Holder is entitled to acquire upon the exercise of the Warrant, the undersigned requests that a new Warrant evidencing the rights not so exercised be issued in the name of and delivered to:

(Please print name, address and social security or federal employer identification number (if applicable))

Name of Holder (print):
(Signature):
(By:)
(Title:)
Dated:

EXHIBIT B

FORM OF ASSIGNMENT

FOR VALUE RECEIVED, [ ] hereby sells, assigns and transfers to each assignee set forth below all of the rights of the undersigned under the Warrant (as defined in and evidenced by the attached Warrant) to acquire the number of Warrant Shares set opposite the name of such assignee below and in and to the foregoing Warrant with respect to said acquisition rights and the shares issuable upon exercise of the Warrant:

Name of Assignee	Address	Number of Shares

If the total of the Warrant Shares are not all of the Warrant Shares evidenced by the foregoing Warrant, the undersigned requests that a new Warrant evidencing the right to acquire the Warrant Shares not so assigned be issued in the name of and delivered to the undersigned.

Name of Holder (print):
(Signature):
(By:)
(Title:)
Dated: